NEWS RELEASE

Investor Contact:
James Perry, Vice President and Treasurer
Trinity Industries, Inc.
214/589-8412

FOR IMMEDIATE RELEASE

Trinity Industries Names New Director

DALLAS – December 14, 2006 – Trinity Industries, Inc. (NYSE:TRN) today announced the election of Adrián Lajous, Chairman of the Oxford Institute for Energy Studies, President of Petrométrica, SC and non-Executive Director of both Schlumberger, Ltd. and Ternium, S.A., to its Board of Directors, effective December 14, 2006. The Board’s action expands Trinity’s Board of Directors from eight to nine.

“Adrián Lajous brings a wide array of expertise to Trinity,” said Timothy R. Wallace, Trinity Industries’ Chairman, President and Chief Executive Officer. “His insight into the energy industry, steel manufacturing and international business will be of considerable benefit to Trinity.”

Mr. Lajous served as Director General of Pemex (CEO) and Chairman of the Board of the Pemex group of operating companies from 1994-1999. He continues to serve as a senior energy advisor to McKinsey & Company.

Mr. Lajous’ decision to leave Pemex culminated 29 years of public service in Mexico. Mr. Lajous taught at El Colegio de Mexico and served as Director General for Energy at the Ministry of Energy. In 1983, he moved to Pemex where he held a several key executive positions. Mr. Lajous holds degrees in Economics from the National University of Mexico and Cambridge University.

Trinity Industries, Inc., with headquarters in Dallas, Texas, is a multi-industry company which owns a portfolio of market-leading businesses. Trinity reports five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. Trinity’s web site may be accessed at http://www.trin.net .

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